Manor Care, Inc. and Subsidiaries
                Computation of Ratio of Earnings to Fixed Charges
                             (dollars in thousands)



                                                                                                                          Aug
Ytd
                                                  1991(A)     1992(A)     1993(A)      1994(A)     1995(A)    1996(A))    1997(A)
                                                  -------     -------     -------      -------     -------    --------    -------

INCOME FROM CONTINUING OPERATIONS
  BEFORE TAXES                                    $33,746     $85,276     $87,449     $119,184    $129,831    $111,471    $33,866
PLUS:  FIXED CHARGES
  (NET OF CAPITALIZED
  INTEREST)                                        42,245      43,774      36,311       28,903      24,376      32,978      9,831
                                                   ------      ------      ------       ------      ------      ------      -----

EARNINGS (AS DEFINED)                             $75,991    $129,050    $123,760     $148,087    $154,207    $144,449    $43,697
                                                   ======    ========     =======      =======     =======     =======     ======


INTEREST EXPENSE &
  AMORTIZATION OF DEBT
  DISCOUNT                                        $41,061     $42,549     $34,988      $27,441     $22,769     $30,338     $9,142
RENT EXPENSE (INTEREST
  PORTION)                                          1,184       1,225       1,323        1,462       1,607       2,640
689
                                                   ------      ------      ------       ------      ------      ------      -----

TOTAL FIXED CHARGES NET
  OF CAPITALIZED INTEREST                          42,245      43,774      36,311       28,903      24,376      32,978      9,831
CAPITALIZED INTEREST                                2,534         346       1,009          631       1,803       3,100      1,365
                                                   ------      ------      ------       ------      ------      ------      -----

   TOTAL FIXED CHARGES                            $44,779     $44,120     $37,320      $29,534     $26,179     $36,078    $11,196
                                                   ======      ======      ======       ======      ======      ======     ======

   "EARNINGS" DIVIDED BY
      FIXED CHARGES                                 1.70x       2.92x       3.32x        5.01x       5.89x       4.00x      3.90x
                                                 =======     =======     =======      =======     =======     =======     ======

